Exhibit 10.3

[Non-Employee Directors]

BEACON ROOFING SUPPLY, INC. 2004 STOCK PLAN

STOCK OPTION AGREEMENT

A Non-Qualified Stock Option (the “Option”) granted by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the non-employee director named in the attached Award letter (the “Optionee”), for common stock, par value $.01 per share (the “Common Stock”), of the Company shall be subject to the following terms and conditions:

8.             Stock Option Grant.  Subject to the provisions set forth herein and the terms and conditions of the Beacon Roofing Supply, Inc. 2004 Stock Plan (the “Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference, and in consideration of the agreements of the Optionee herein provided, the Company hereby grants to the Optionee a Non-Qualified Stock Option, to purchase from the Company the number of shares of Common Stock, at the purchase price per share, and on the schedule, set forth in the attached Award letter.

9.             Exercise of Option.  Written notice of an election to exercise any portion of the Option shall be given by the Optionee, or his personal representative in the event of the Optionee’s death, in accordance with procedures established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) as in effect at the time of such exercise.

At the time of exercise of the Option, payment of the purchase price for the shares of Common Stock with respect to which the Option is exercised must be made by one or more of the following methods:  (i) in cash, or (ii) in cash received from a broker-dealer to whom the Optionee has submitted an exercise notice and irrevocable instructions to deliver the purchase price to the Company from the proceeds of the sale of shares subject to the Option.

If applicable, an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to delivery of any certificate for shares of Common Stock must also accompany the exercise.  Payment of such taxes can be made by a method specified above, and/or by directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of the Option with a fair market value equal to the amount of tax to be withheld.

10.           Exercise Upon Termination of Service on the Board.  If the Optionee’s service on the Board terminates for any reason other than death, disability or retirement as described below, the then vested portion of the Option shall continue to be exercisable until the earlier of the 90th day after the date of such termination of service or the date the Option expires by its terms.

In the event of the Optionee’s death, disability or retirement while serving on the Board, the outstanding portion of the Option shall become fully vested on such date and shall continue to be exercisable until the earlier of the first anniversary of the date of the Optionee’s death, disability or retirement or the date the Option expires by its terms.  For this purpose (i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months and (ii) “retirement” means termination in accordance with the Company’s retirement policy for Directors.

11.           Transfer of Options.  The Option may be exercised only by the Optionee during his lifetime and may not be transferred other than (i) by will or the applicable laws of descent or distribution, (ii) pursuant to a qualified domestic relations order or (iii) pursuant to a transfer to (A) the trustee of a trust for the primary benefit of the Optionee’s spouse or lineal descendants, (B) a partnership of which the Optionee’s spouse and lineal descendants are the only partners or (C) a tax-exempt organization as described in Section 501(c)(3) of the Internal Revenue Code, provided that in each case the Optionee receives no consideration in connection with such transfer. The Option shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Option, other than in accordance with its terms, shall be void and of no effect.

12.           Surrender of or Changes to Agreement.  In the event the Option shall be exercised in whole, this Agreement shall be surrendered to the Company for cancellation. In the event this Option shall be exercised in part or a change in the number of designation of the shares of Common Stock shall be made, this Agreement shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon, or of otherwise reflecting, in such manner as the Company shall determine, the change in the number or designation of such shares.

13.           Administration.  The Option shall be exercised in accordance with such administrative regulations as the Committee shall from time to time adopt.

14.           Governing Law.  This Agreement, and the Option, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

BEACON ROOFING SUPPLY, INC.